Exhibit 99.1

Sagent Technology, Inc. Announces Initial Distribution to Stockholders and Agreement to Final

Terms of Tri-Party Settlement Agreement with Comparion

Los Altos, CA., March 29, 2004 —Sagent (OTCBB-SGNT_OB) today announced that Sagent’s board of directors has authorized the initial distribution to its stockholders out of the proceeds of the sale of substantially all of its assets to Group 1 Software, Inc., “Group 1” (NASDAQ-GSOF).

Sagent will make an initial distribution to each stockholder of record as of March 31, 2004 of $0.10 for each share of Sagent common stock held as of such record date pursuant to the Plan of Liquidation and Dissolution approved by the stockholders on September 30, 2003. Sagent’s transfer agent will initiate the distribution upon finalization of the March 31, 2004 record of stockholders which is expected to be within a few days of the record date.

Sagent is also pleased to announce that as of March 24, 2004, Sagent, Comparion and Group 1 have agreed to the final terms of a Tri-Party Settlement Agreement and Release which only requires signature as of this date. The Tri-Party Settlement Agreement and Release requires that Comparion file a Voluntary Order Of Dismissal With Prejudice within five business days after execution of the Settlement Agreement.

Two executives will remain through April 15, 2004 to manage the Company’s wind down, liquidation and the filing of Sagent dissolution documents with the State of Delaware and the resolutions to change Sagent’s name to S Wind-up Corporation. Per the Asset Purchase Agreement and approved by the stockholders, Sagent was required to change its name within 180 days of the close of the transaction. On March 15, 2004, Group 1 agreed to extend the date for our name change to April 15, 2004.

On April 16, 2004, Sagent will hold a final board meeting. Sagent expects to retain a trailing director and accounting agent to manage the remaining wind down and liquidation process until early 2005, at which time a trustee will be retained to manage the remaining dissolution process.

Forward Looking Statements. This letter contains forward looking statements. In addition to the other factors mentioned in this letter, the amount and timing of stockholder distributions could be affected by the potential need to satisfy unanticipated liabilities and higher than expected wind-up expenses. We urge you to consider the risk factors and other information contained in our Proxy Statement/Prospectus dated August 14, 2003.

About Sagent Corporation

On October 1, 2003, Sagent sold substantially all of its assets to Group 1 for cash and the assumption of secured loans and accrued interest, and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the company.